Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

KBR Benefits Committee and
KBR Audit Committee

We consent to the incorporation by reference in the Registration Statement No. 333-86080 on Form S-8 of Halliburton Company of our report dated June 20, 2007, appearing in this Annual Report on Form 11-K of the Brown & Root, Inc. Employees’ Retirement and Savings Plan for the years ended December 31, 2006 and 2005.

/s/ MELTON & MELTON, L.L.P.

Houston, Texas
June 20, 2007